UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/12/2007

THE PEP BOYS - MANNY MOE & JACK
(Exact name of registrant as specified in its charter)

Commission File Number:  -

PA	23-0962915
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3111 West Allegheny Avenue, Philadelphia, PA 19132
(Address of principal executive offices, including zip code)

215-430-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2007, Dr. Irvin D. Reid was appointed to the Board of Directors (the "Board") of The Pep Boys - Manny, Moe & Jack (the "Company").

Dr. Reid is the President of Wayne State University, an urban research university located in Detroit, Michigan. He is also a director of Mack-Cali Realty Corporation and Handleman Corporation and sits on the Board of the Federal Reserve Bank of Chicago (Detroit Branch). Dr. Reid holds masters and PhD degrees in business and applied economics from The Wharton School of the University of Pennsylvania and bachelors and masters degrees in psychology from Howard University.

Dr. Reid was proposed to the Board by a group of investors led by Barington Capital Group, L.P. (such entities, collectively, the "Barington Group") pursuant to the terms of the previously disclosed agreement, dated as of August 2, 2006 (the "Agreement"), between the Company and the Barington Group. Dr. Reid has been appointed in the place of Max L. Lukens, a previous Barington nominee who recently resigned from the Board for personal reasons.

Dr. Reid will serve as a member of the Board's Audit Committee.

Except as contemplated in the Agreement, Dr. Reid does not have any direct or indirect interest in any transactions to which the Company, or its subsidiaries, was or is to be a party.

Dr. Reid will be compensated by the Company, solely on account of his duties as a Director, in accordance with the Company's non-management director compensation program, which is described in the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 2, 2007. In accordance with such program, coincident with his appointment to the Board, Dr. Reid was granted 1051 restricted stock units and options to purchase 1051 shares of the Company's common stock.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99 - Press Release dated December 12, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEP BOYS - MANNY MOE & JACK

Date: December 12, 2007	By:	/s/ Brian D. Zuckerman
Brian D. Zuckerman
VP - General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated December 12, 2007